(Lepercq-Istel Fund Logo)

LEPERCQ-ISTEL FUND

ANNUAL REPORT
DECEMBER 31, 1996

LEPERCQ-ISTEL FUND
FEBRUARY 14, 1997

DEAR SHAREHOLDERS:

1996 was another rewarding year for investors. The net asset value of Lepercq-Istel Fund, adjusted for capital-gains distributions, increased by 26.3%. By comparison the average growth and income fund, as tracked by Lipper Analytical Services, increased by 20.7% and the gain for the Standard and Poor's 500 Index, including dividends, was 23.0%.

As has been our custom, at the occasion of the new year let us briefly revisit the objectives and policies of the Fund, review the past year, and share with you some of our current thoughts.

INVESTMENT OBJECTIVES AND POLICIES

The primary investment objective of your Fund is long-term capital appreciation with investment income as a secondary objective. We pursue these objectives through investing in growth companies when they represent good value. We also invest in companies that are undergoing a turnaround.

REVIEW OF 1996

Continued expansion of the U.S. economy coupled with low inflation and the record inflow of cash into stock mutual funds fueled yet another strong year for the U.S. stock market. Sectors of the market that outperformed were energy, financial and technology stocks. Lagging the market were industrial-cyclical and smaller-capitalization companies.

Sectors that positively contributed to your Fund's performance were its investments in energy and energy services, software, semiconductors, communications and insurance. Sectors of the Fund's portfolio that lagged were commercial services, retailers, diversified industrial and telephone services.

OUR CURRENT OUTLOOK

The productivity-driven expansion that the U.S. has enjoyed over the past six years has provided an ideal combination of good growth and benign inflation. This period has been exceptionally rewarding for stock investors. While prices for raw materials remain quiescent, after a long period of dormancy, there are emerging pressures from wages. With the U.S. economy currently at full employment, labor is starting to win some concessions after many years of absorbing restructuring costs. While the expansion, in the near term, appears sustainable, wage pressures have gained the spotlight as a potential negative factor.

We will stick to our strategy of investing in corporate turnarounds and in growth companies that are reasonably valued. Our particular focus for potential investment ideas are areas that have been relatively neglected by investors such as smaller-capitalization stocks and companies that have experienced temporary interruptions of their growth. Other areas of interest are those that continue to see secular growth such as energy, finance, healthcare and technology.

Thank you for your continued support.

Sincerely,

/s/ Andrew Merz Hanson             /s/ Tsering Ngudu
----------------------             -----------------
Andrew Merz Hanson, CFA            Tsering Ngudu
Co-President                       Co-President

              COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
                     IN LEPERCQ-ISTEL FUND AND THE S&P 500

1 YEAR

DATE                   S&P 500                 LEPERCQ-ISTEL
-----                 --------                 -------------
12/95                   10,000                        10,000
3/96                    10,537                        10,581
6/96                    11,010                        11,321
9/96                    11,350                        12,212
12/96                   12,297                        12,627

5 YEARS

DATE                   S&P 500                 LEPERCQ-ISTEL
----                  --------                 -------------
12/91                   10,000                        10,000
6/92                     9,933                         9,665
12/92                   10,762                        10,546
6/93                    11,287                        11,410
12/93                   11,846                        11,975
6/94                    11,445                        11,676
12/94                   12,002                        11,374
6/95                    14,428                        13,404
12/95                   16,513                        14,456
6/96                    18,180                        16,364
12/96                   20,304                        18,252

AVERAGE ANNUAL RATE OF RETURN(%)
for Periods Ended December 31, 1996

One Year - 26.26
Five Years - 12.79
Ten Years - 10.25

10 YEARS

DATE                   S&P 500                 LEPERCQ-ISTEL
----                  --------                 -------------
12/86                   10,000                        10,000
12/87                   10,525                        10,175
12/88                   12,273                        10,903
12/89                   16,163                        13,284
12/90                   15,662                        12,395
12/91                   20,434                        14,541
12/92                   21,991                        15,336
12/93                   24,207                        17,414
12/94                   24,527                        16,540
12/95                   33,744                        21,020

12/96                   41,492                        26,540

Returns shown include the reinvestment of all dividends. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost.

LEPERCQ-ISTEL FUND

SCHEDULE OF INVESTMENTS
DECEMBER 31, 1996

    NUMBER                                MARKET
   OF SHARES                              VALUE
   ---------                             -------

               COMMON STOCKS - 94.49%
               COMMUNICATIONS - 11.91%
    10,000     Cisco Systems*         $636,250
    18,000     Comverse Technology*    677,250
    30,000     Digital Microwave*      828,750
    40,000     Loral Space &
                 Communications*       735,000
                                      --------
                                     2,877,250
                                   -----------

               COMPUTERS/INFORMATION - 1.81%
    12,000     Digital Equipment*      436,500
                                   -----------

               ENERGY/INDEPENDENTS - 11.30%
    40,000     Benton Oil & Gas*       890,000
   120,000     HarCor Energy*          570,000
    28,000     KCS Energy            1,001,000
    16,700     Monterey Resources*     269,287
                                    -----------
                                     2,730,287
                                    -----------

               ENERGY/OIL SERVICES - 5.47%
   100,000     Tesco*                1,320,537
                                    -----------

               FINANCIAL SERVICES/
                 DIVERSIFIED - 5.64%
    50,000     Consumer Portfolio
                 Services*             556,250
    25,000     Rockford Industries*    275,000
    20,000     United Companies
                 Financial             532,500
                                       -----------
                                     1,363,750
                                       -----------

               INDUSTRIAL/COMMERCIAL
                 SERVICES - 5.16%
    24,000     First Data                  876,000
    17,500     HealthPlan Services*
    369,687
                                       -----------
                                         1,245,687
                                       -----------

               INSURANCE - 5.28%
    20,000     Conseco                   1,275,000
                                       -----------

               MEDIA-BROADCASTING - 4.62%
    40,000     Heartland Wireless

                 Communications*       520,000
    35,000     United Video Satellite
                 Group, Class A*       595,000
                                       -----------
                                         1,115,000
                                       -----------

               MEDICAL SUPPLIES - 2.48%
    30,000     CONMED*                 600,000
                                       -----------

               REAL ESTATE INVESTMENT
                 TRUSTS - 4.78%
    25,000     Ambassador Apartments       590,625
    15,000     Storage USA                 564,375
                                       -----------
                                         1,155,000
                                       -----------

               RETAILERS - 4.63%
    20,000     Department 56*          495,000
    60,000     Kmart*                  622,500
                                       -----------
                                         1,117,500
                                       -----------

               SEMICONDUCTOR - 11.36%
    40,000     Adaptec*              1,600,000
    25,000     Lattice Semiconductor*1,143,750
                                       -----------
                                         2,743,750
                                       -----------

               SOFTWARE/PROCESSING - 20.05%
    20,000     Adobe Systems               747,500
    20,000     BMC Software*           827,500
    11,250     Computer Associates
                 International             559,687
    30,000     FileNet*                952,500
    31,852     Sterling Commerce*    1,122,783
    20,000     Sterling Software*      632,500
                                       -----------
                                         4,842,470
                                       -----------

               Total Common Stocks
                 (Cost $14,123,317)     22,822,731
                                       -----------

               RESTRICTED
                 SECURITIES - 0.00% (NOTE 2)
    38,020     Westfed Holdings,
                 Series B, Common*           1
   128,290     Westfed Holdings,
                 15.50%, Convertible
                 Preferred*                  1
                                       -----------
               Total Restricted Securities
                 (Cost $11,126,810)              2
                                       -----------

   Principal                              Market
    Amount                                Value
  ----------                             -------

               U.S. TREASURY NOTES - 0.11%
 $  25,000     U.S. Treasury Notes,
                 9.00%, due 5/15/98      $  25,992
                                       -----------

               Total U.S. Treasury Notes
                 (Cost $24,961)             25,992
                                       -----------

               U.S. TREASURY BILLS - 5.45%
    50,000     U.S. Treasury Bills,
                 due 1/09/97                49,942
 1,285,000     U.S. Treasury Bills,
                 due 4/10/97             1,267,300
                                       -----------

               Total U.S. Treasury Bills
                 (Cost $1,317,222)       1,317,242
                                       -----------

               Total Investments -100.05%
                 (Cost $26,592,310)     24,165,967
                                       -----------

               Liabilities, less
                 Other Assets - (0.05)%    (10,875)
                                       -----------

               NET ASSETS - 100.00%    $24,155,092
                                       ===========

*Non-income producing security.

See accompanying notes to financial statements.

STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 1996

ASSETS:
     Investments, at market value
       (Cost $26,592,310) (Note 2)  $24,165,967
     Cash                                59,564
     Dividends receivable                 3,893
     Interest receivable                    292
     Other assets                        12,855
                                    -----------

     Total Assets                    24,242,571
                                    -----------

LIABILITIES:
     Payable to adviser                  32,531
     Accrued expenses and
       other liabilities                 54,948
                                    -----------

     Total Liabilities                   87,479
                                    -----------

     NET ASSETS                     $24,155,092
                                    ===========

NET ASSETS CONSIST OF:
     Capital stock                  $26,674,121
     Accumulated undistributed
       net investment income             25,000
     Accumulated undistributed net
       realized (loss) on investments  (117,686)
     Net unrealized (depreciation)
       on investments (Note 2)       (2,426,343)
                                    -----------

     Total Net Assets               $24,155,092
                                    ===========

     Shares outstanding
       (unlimited shares of
       $1.00 par value authorized)    1,269,389

     Net Asset Value (offering and
       redemption price)                 $19.03
                                         ======

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1996

INVESTMENT INCOME:
     Dividend income                   $161,494
     Interest income                     55,138
     Other income                         3,006
                                     ----------
     Total income                       219,638
                                     ----------

EXPENSES:
     Investment advisory fee            166,414
     Administration fee                  23,779
     Shareholder servicing and
       accounting costs                  51,065
     Custody fees                         9,399
     Federal and state registration      12,744
     Professional fees                   53,975
     Reports to shareholders             11,542
     Trustee fees and expenses           10,777
     Distribution expenses                9,732
     Insurance                           11,141
     Other                               17,170
                                     ----------
     Total expenses
       before waived fees               377,738
     Less: Waived fees from Adviser     (13,000)
                                     ----------
     Total expenses                     364,738
                                     ----------

NET INVESTMENT (LOSS)                  (145,100)
                                     ----------

REALIZED AND UNREALIZED
  GAIN ON INVESTMENTS:
     Net realized gain on investments 1,413,250
     Change in unrealized
       depreciation on investments    3,920,329
                                     ----------

     Net realized and unrealized
       gain on investments            5,333,579
                                     ----------

NET INCREASE IN
  NET ASSETS RESULTING
  FROM OPERATIONS                    $5,188,479
                                     ==========

See accompanying notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS

                                           YEAR ENDED        YEAR ENDED
                                       DECEMBER 31, 1996 DECEMBER 31, 1995
                                       ----------------- -----------------

OPERATIONS:
     Net investment income (loss)             $(145,100)      $171,228
     Net realized gain on investments         1,413,250        938,539
     Change in unrealized depreciation
       on investments                         3,920,329      3,433,435
                                            -----------    -----------

     Net increase in net assets resulting
       from operations                        5,188,479      4,543,202
                                            -----------    -----------

DISTRUBUTIONS TO SHAREHOLDERS FROM:
     Net investment income                           --       (162,737)
     Net realized gains                      (1,160,547)      (954,393)
                                            -----------    -----------
     Total distributions                     (1,160,547)    (1,117,130)
                                            -----------    -----------

CAPITAL SHARE TRANSACTIONS:
     Proceeds from shares subscribed            779,689      1,370,119
     Shares issued to holders in reinvestment
       of dividends                             968,529        860,687
     Cost of shares redeemed                 (1,852,021)    (3,928,451)
                                            -----------    -----------
     Net (decrease) in net assets from
       capital share transactions              (103,803)    (1,697,645)
                                            -----------    -----------

TOTAL INCREASE IN NET ASSETS                  3,924,129      1,728,427
                                            -----------    -----------

NET ASSETS:
     Beginning of year                       20,230,963     18,502,536
                                            -----------    -----------

     End of year (including undistributed
       net investment income of $25,000
       and $3,110, respectively)            $24,155,092    $20,230,963
                                            ===========    ===========

See accompanying notes to financial statements.



FINANCIAL HIGHLIGHTS
                                                              DECEMBER 31,
                                              -------------------------------------------
                                              1996      1995      1994      1993      1992
                                             -----     -----     -----     -----     -----
PER SHARE DATA:
Net asset value, beginning of period        $15.83    $13.17    $14.84    $14.17    $14.05
                                            ------    ------    ------    ------    ------
Income from investment operations:
   Net investment income (loss)          (0.11)(1)   0.14(1)      0.18      0.29      0.40

   Net realized and unrealized gains
     (losses) on investments                  4.26      3.42    (0.93)      1.62      0.35
                                            ------    ------   -------    ------   -------
   Total from investment operations           4.15      3.56    (0.75)      1.91      0.75
                                            ------    ------   -------    ------   -------

Less distributions:
   Dividends from net investment income         --    (0.13)    (0.18)    (0.29)    (0.40)
   Dividends in excess of net
     investment income                          --        --    (0.03)    (0.03)    (0.01)
   Distributions from capital gains         (0.95)    (0.77)    (0.71)    (0.92)    (0.22)
                                            ------    ------   -------    ------   -------


                                                                          Page 7

   Total distributions                      (0.95)    (0.90)    (0.92)    (1.24)    (0.63)
                                            ------    ------   -------    ------   -------

Net asset value, end of period              $19.03    $15.83    $13.17    $14.84    $14.17
                                            ======    ======    ======    ======    ======
Total return                                 26.3%     27.1%    (5.1)%     13.5%      5.3%

Supplemental data and ratios:
   Net assets (in millions) end of period    $24.2     $20.2     $18.5     $16.6     $17.0

   Ratio of expenses to average
     net assets                           1.65%(2)     1.50%     1.56%     1.51%     1.53%

   Ratio of net investment income (loss)
     to average net assets              (0.65)%(2)     0.89%     1.36%     2.00%     2.90%

   Portfolio turnover rate                  54.13%    59.72%    70.66%    19.88%    20.37%

   Average commission rate per share    $0.0917(3)        --        --        --        --


(1)Net investment income per share is calculated using ending balances prior to consideration or adjustment for permanent book and tax differences.
(2)Without voluntary expense reimbursements of $13,000 for the year ended
December 31, 1996, the ratio of expenses to average net assets would have been 1.71% and the ratio of net investment loss to average net assets would have been (0.71)%.
(3)Average per share amounts of brokerage commissions on portfolio transactions. Required by regulations first effective for the fiscal year ended
December 31, 1996.

See accompanying notes to financial statements.


NOTES TO FINANCIAL STATEMENTS - DECEMBER 31, 1996

1.   SIGNIFICANT ACCOUNTING POLICIES

 Lepercq-Istel Trust (the "Trust") is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment company, established under a Declaration of Trust dated April 8, 1986. The Trust was formerly a Delaware corporation established in 1953 known as Istel Fund, Inc. On April 8, 1986, the shareholders of Istel Fund, Inc. (the Trust's predecessor) approved a plan of reorganization (the "Reorganization") under which Istel Fund, Inc. converted its corporate structure to change from a Delaware corporation to a Massachusetts business trust. In accordance with the terms and conditions of the Reorganization, Istel Fund, Inc. changed its name to Lepercq-Istel Trust. The Trust currently consists of one series, Lepercq-Istel Fund (the "Fund"). The principal investment objective of the Fund is long-term capital appreciation. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. These policies are in conformity with generally accepted accounting principles for investment companies.

 a) Investment Valuation--Investments in securities traded on a national securities exchange are valued at the last reported sale on the primary exchange on which they are traded. Investments not listed on a securities exchange and exchange-listed securities for which no sale was reported for that date are valued at the last reported bid price. Once short-term securities have a maturity of 60 days or less, they are valued at amortized cost which approximates market value; prior to that they are marked to market. Restricted securities for which quotations are not readily available are valued at fair value as determined by the investment adviser under the supervision of the Board of Trustees.

 b) Federal Income Taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable net income as well as any net realized gains to its shareholders. Therefore, no federal income tax provision is required. Generally accepted accounting principles require that permanent differences between financial reporting and tax reporting be reclassified between various components of net assets. On the statement of assets and liabilities, as a result of permanent book-to-tax differences, accumulated undistributed net investment income has been increased by $166,990, and accumulated undistributed net realized loss on investments has been decreased by $365,055, resulting in a net reclassification adjustment to increase capital stock by $198,065.

 c) Distributions to Shareholders--Dividends from net investment income are declared and paid semi-annually. Distributions of net realized capital gains, if any, will be declared at least annually.

 d) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 e) Other--Investment and shareholder transactions are recorded no later than the first business day after the transaction date. The Fund determines the gain or loss realized from the investment transactions by comparing the original cost of the security lot sold with the net sales proceeds. Dividend income is recognized on the ex-dividend date or as soon as information is available to the Fund, and interest income is recognized on an accrual basis. Discounts on securities purchased are amortized over the life of the respective security.

2.   RESTRICTED SECURITIES

 On December 31, 1996, the Fund held certain restricted securities (i.e., securities which may not be publicly sold without registration under the federal Securities Act of 1933, as amended, or without an exemption under such
 Act). These securities were acquired from the Pilgrim Corporate Utilities Fund on July 29, 1994, under an Agreement on Transfer of Assets between Lepercq, de Neuflize & Co. Incorporated and Pilgrim Management Corporation. On December 31, 1996 and on the date these restricted securities were acquired, July 29, 1994, there were no market quotations available for unrestricted securities of the same class. In the opinion of the Fund's Adviser these securities are worthless. Consequently, each position has been valued at $1 for a total value for all restricted securities of $2. The value at which these securities were acquired by the Fund, the original cost of these securities to Pilgrim Corporate Utilities Fund and the net unrealized loss that accrues to the Fund from the acquisition of these securities are as follows:

                               ACQUISITION  ORIGINAL COST  NET UNREALIZED LOSS
                              COST TO FUND     TO PILGRIM      ACCRUED TO FUND
                              ------------   ------------   ------------------
Westfed Holdings, Class B, Common   $1            $1,148           $1,147
Westfed Holdings, 15.50%,
  Convertible Preferred              1        11,125,662       11,125,661
                                              ----------       ----------
Total restricted securities (Market Value
  of $2 at December 31, 1996)                $11,126,810      $11,126,808
                                             ===========      ===========

3.   AGREEMENTS

 The Fund has entered into an investment advisory agreement with Lepercq, de Neuflize &Co. Incorporated (the "Adviser"). The Adviser is entitled to receive a fee, computed and accrued daily and payable quarterly, at the annual rate of 0.75% of the Fund's average daily net assets.

 The Adviser has voluntarily agreed to waive advisory fees to the extent necessary to ensure that total operating expenses for the fiscal year ended December 31, 1996 did not exceed the annual rate of 1.65% of the net assets of the Fund, computed on a daily basis.

 For the year ended December 31, 1996, the Fund paid Lepercq, de Neuflize Securities Inc., a wholly owned subsidiary of the Adviser $24,081 of brokerage commissions.

 Firstar Trust Company, a subsidiary of Firstar Corporation, a publicly held bank-holding company, serves as the Fund's custodian, transfer agent, administrator and accounting services agent.

 The Board of Trustees, on behalf of the Fund, has adopted a distribution plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940. Pursuant to the Plan, the Fund may incur distribution expenses of up to 0.75% per annum of its average daily net assets. Additionally, the Fund may pay a servicing fee to certain persons in an amount not to exceed 0.25% of the annual average daily net assets. The aggregate of these two fees may not exceed 1% of the Fund's annual average daily net assets. For the year ended 1996, the Fund agreed to limit such expenses to 0.10% of the Fund's annual average daily net assets. The Plan provides that the Fund may finance activities which are primarily intended to result in the sale of the Fund's shares. The Fund incurred $9,732 pursuant to the Plan for the year ended December 31, 1996.

4.   CAPITAL SHARE TRANSACTIONS

 Transactions in shares of beneficial interest were as follows:

                                     YEAR ENDED              YEAR ENDED
                                 DECEMBER 31, 1996       DECEMBER 31, 1995
                                 -----------------      -------------------
                                  AMOUNT    SHARES      AMOUNT       SHARES
                                 -------   -------    --------      -------
 Shares subscribed              $779,689    44,196   $1,370,119      87,603
 Shares issued to holders in
    reinvestment of dividends    968,529    51,131      860,687      54,593
 Shares redeemed             (1,852,021) (103,880)  (3,928,451)   (268,767)
                             -----------  --------   ----------   ---------
 Net (decrease)               $(103,803)   (8,553) $(1,697,645)   (126,571)
                              ==========  ========   ==========   =========

5.   INVESTMENT TRANSACTIONS

 The aggregate purchases and sales of securities, excluding short-term investments, for the Fund for the year ended December 31, 1996, were as follows:
                                U.S. GOVERNMENT                OTHER
                                 --------------              ----------
 Purchases                               --                $11,543,823
 Sales                             $190,313                 13,686,015

 At December 31, 1996, gross unrealized appreciation and depreciation of investments for federal income-tax purposes were as follows:

 Appreciation                                     $9,203,796
 (Depreciation)                                 (11,630,139)
                                                ------------
 Net unrealized depreciation on investments     $(2,426,343)
                                                ============

 At December 31, 1996, the cost of investments for federal income-tax purposes was $26,592,310.

 One hundred percent of dividends paid from net investment income qualifies for the dividend received deduction available to corporate shareholders.

 The Fund acquired a tax capital loss carryforward from the Pilgrim CorporateUtilities Fund on July 29, 1994 under an Agreement on Transfer of Assets between the Adviser and Pilgrim Management Corporation. The Fund is limited to recognizing $332,593 of this loss per year until December 31, 2001.

 Net unrealized gains and losses may also differ for book and tax purposes as a result of disallowance for tax purposes of built-in losses that were acquired under the Agreement on Transfer of Assets.

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS AND
BOARD OF TRUSTEES OF
LEPERCQ-ISTEL TRUST:

We have audited the accompanying statement of assets and liabilities of Lepercq-Istel Fund (the "Fund"), including the schedule of investments, as of December 31, 1996, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 1996, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Milwaukee, Wisconsin
January 22, 1997

TRUSTEES

Bruno Desforges               Chairman of the Board; Managing Director, Lepercq,
                              de Neuflize & Co. Incorporated; Director and
                              Chairman of the Board, Lepercq, de Neuflize
                              Securities Inc.

Francois Letaconnoux          Director, President and Chief Executive Officer,
                              Lepercq Inc. and Lepercq, de Neuflize & Co.
                              Incorporated; Director and President, Lepercq, de
                              Neuflize Securities Inc.

Jean-Louis Milin              Managing Director, Banque de Neuflize,
                              Schlumberger, Mallet

Dr. Marvin Schiller*<F5>      Former Managing Director, A.T. Kearney, Inc.

Franz Skryanz*<F5>            Financial Consultant; formerly, Treasurer, Chief
                              Financial Officer, Schenkers International

*<F5>Member of Audit, Ethics and Nominating Committees

OFFICERS

Andrew Hanson                 Co-President

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Tsering Ngudu                 Co-President

Pamela Forrest Kaye           Secretary

Peter Hartnedy                Controller

Investment Adviser            Lepercq, de Neuflize & Co. Incorporated, New York

Underwriter & Distributor     Lepercq, de Neuflize Securities Inc., New York

Dividend Paying Agent,
  Transfer Agent, Custodian,
  Administrator and
  Accounting Services Agent   Firstar Trust Company, Wisconsin

Legal Counsel                 Kramer, Levin, Naftalis & Frankel, New York

Independent Auditors          KPMG Peat Marwick LLP, Wisconsin

LEPERCQ-ISTEL FUND
1675 Broadway, New York, N.Y. 10019
Telephone: (212) 698-0749
Shareholder Services: (800) 497-1411

This report is issued for the information of shareholders of Lepercq-Istel Fund, and is not authorized for distribution to prospective investors in the Fund unless it is preceded or accompanied by a current prospectus.